EXHIBIT 4.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               CNB FINANCIAL CORP.

                  Under Section 805 of the Business Corporation
                          Law of the State of New York

     The undersigned, Donald L. Brass and Lawrence G. Knudsen, being the President and CEO and Secretary, respectively, of CNB Financial Corp. (the "Corporation"), certify that:

     1. The name of the Corporation is CNB Financial Corp.

     2. The Certificate of Incorporation of the Corporation was filed with the New York Department of State on January 13, 1992.

     3. The fourth paragraph of the Certificate of Incorporation of the Corporation is amended to change the par value of each share of Common Stock from $5.00 per share to $2.50 per share in connection with a two-for-one stock split. The total number of authorized shares of Common Stock is currently five million (5,000,000) and will not change as a result of this Amendment. Presently, there are 1,328,344 shares of Common Stock ($5.00 per share par value) outstanding which will be converted into 2,656,688 shares of Common Stock ($2.50 per share par value) pursuant to a two-for-one stock split of the Common Stock. Presently, there are 3,671,656 shares of unissued Common Stock ($5.00 par value), and following the amendment and two-for-one stock split there will be 2,343,312 shares of unissued Common Stock ($2.50 par value).

     The stated value and the capital amounts of the Corporation shall not change as a result of this Amendment.

     To effect the foregoing, the fourth paragraph of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

          4. The aggregate number of shares which the Corporation shall have authority to issue is five million (5,000,000) shares, all of which shall be Common Shares having a par value of $2.50 per share.

     4. This Amendment was authorized and approved by the Board of Directors followed by the affirmative vote of the holders of over a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders of the Corporation duly called and held on October 13, 1994 in accordance with the New York Business Corporation Law.

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     IN WITNESS WHEREOF, the undersigned have signed this Certificate of
Amendment of the Certificate of Incorporation this 9th day of November, 1994 and affirm the statements contained herein are true under penalties of perjury.

                                     /s/ DONALD L. BRASS
                                     -------------------------------------
                                     Donald L. Brass
                                     President and Chief Executive Officer


                                     /s/ LARRY G. KNUDSEN
                                     -------------------------------------
                                     Larry G. Knudsen
                                     Secretary